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Exhibit 21

List of Subsidiaries
Rollins, Inc.

        The following list sets forth the subsidiaries of Rollins, Inc. as of February 26, 2002. Each corporation whose name is indented is a wholly-owned subsidiary of the corporation next above which is not indented.

Corporation Name	State/Country of Incorporation
Orkin Exterminating Company, Inc.	Delaware
Orkin Systems, Inc. Dettlebach Pesticide Corporation Kinro Advertising Company Orkin Expansion, Inc. Orkin International, Inc.		Delaware Georgia Delaware Delaware Delaware
PCO Services, Inc.			Canada
Rollins Continental, Inc.	New York
Rollins Expansion, Inc.	Delaware
Red Diamond Insurance Co.		Vermont
Rollins Supply, Inc.	Delaware

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List of Subsidiaries Rollins, Inc.